Exhibit 10.8

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), on the one side, and EV3 ENDOVASCULAR, INC., a Delaware corporation, EV3 INTERNATIONAL, INC., a Delaware corporation, and MICRO THERAPEUTICS, INC., a Delaware corporation (collectively and jointly and severally referred to as “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay. Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                  Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2                     Letters of Credit Sublimit.

(a)                                  As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrowers’ account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the Overall Ancillary Sublimit set forth in Section 2.1.6. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Credit Extensions under the Revolving Line. If, on the Revolving Maturity Date or any earlier date of termination of the Revolving Line, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for any Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for any Borrower’s account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)                                 The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)                                  Borrowers may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)                                 To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3                     Foreign Exchange Sublimit. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which Borrowers commit to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $7,000,000 (the “FX Reserve”). Subject to the Overall Ancillary Sublimit set forth in Section 2.1.6, the aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

2.1.4                     Cash Management Services Sublimit. Subject to the Overall Ancillary Sublimit set forth in Section 2.1.6, Borrowers may use up to the Availability Amount of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of any Borrower or any amounts that are not paid by Borrowers for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5                     Equipment Advances.

(a)                                  Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Equipment Line.

(i)                                     Qualifying Initial Equipment Advance. If the initial Equipment Advance is requested by Borrowers in time for funding on or before July 7, 2006, then Borrowers may request such Equipment Advance in an amount of up to $7,500,000 (the “Qualifying Initial Equipment Advance”) to finance Eligible Equipment purchased on or after December 31, 2004 and on or before December 30, 2006 (determined based upon the applicable invoice date of such Eligible Equipment) (the “Eligible Equipment Purchase Period”). Concurrently with Borrowers’ request for the Qualifying Initial Equipment Advance, Borrowers shall deliver to Bank copies of all invoices for Eligible Equipment to be financed by the Qualifying Initial Equipment Advance that has been purchased during the Eligible Equipment Purchase Period but before or at the time of such request, and going forward Borrowers shall deliver to Bank copies of all invoices for Eligible Equipment to be financed by the Qualifying Initial Equipment Advance that is purchased during the Eligible Equipment Purchase Period but after such request. If on December 30, 2006 the outstanding amount of the Qualifying Initial Equipment Advance exceeds the aggregate Eligible Equipment Invoice Amounts for which Borrowers have delivered invoices to Bank for purchases of Eligible Equipment made during the Eligible Equipment Purchase Period that are to be financed by the Qualifying Initial Equipment Advance, then Borrowers shall immediately pay the amount of such excess (the “Excess Initial Equipment Advance”) to Bank.

(ii)                                  Non-Qualifying Equipment Advances. Borrowers may request Equipment Advances other than the Qualifying Initial Equipment Advance (a “Subsequent Equipment Advance”) to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each such Equipment Advance, and no such Equipment Advance may exceed the Eligible Equipment Invoice Amount(s) of the Eligible Equipment being financed. Borrowers may not finance the same Eligible Equipment with both the Qualifying Initial Equipment Advance and a Subsequent Equipment Advance.

(iii)                               Eligible Equipment Invoice Amount; No Reborrowing. As used herein, “Eligible Equipment Invoice Amount” shall mean 100% of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment), provided that, unless otherwise agreed to by Bank, not more than 25% of the proceeds of the Equipment Line shall be used to finance Other Equipment. After repayment, no Equipment Advance may be reborrowed.

(b)                                 Repayment. Equipment Advances outstanding on December 31, 2006 (other than any Excess Initial Equipment Advance) are payable in 42 consecutive equal monthly installments of principal, beginning on January 31, 2007 and continuing on the last day of each month thereafter until June 30, 2010, on which date all remaining outstanding principal and all accrued unpaid interest with respect to such Equipment Advances shall be due. Equipment Advances made after December 31, 2006 and outstanding on the last day of the Draw Period are payable in 42 consecutive equal monthly installments of principal, beginning on July 31, 2007 and continuing on the last day of each month thereafter until December 31, 2010, on which date all remaining outstanding principal and all accrued unpaid interest with respect to such Equipment Advances shall be due.

(c)                                  Prepayment Upon an Event of Loss. Borrowers shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If, during the term of this Agreement, any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an “Event of Loss”), then, within ten (10) days following the later of (i) the date of such Event of Loss or (ii) the settlement of any insurance claim relating thereto, but not later than one hundred ten (110) days following the Event of Loss, Borrowers shall either (i) pay to Bank on account of the Obligations all outstanding principal that had been advanced with respect to the Financed Equipment subject to the Event of Loss, plus all accrued interest relating to such principal; or, if no Event of Default has occurred and is continuing, at Borrowers’ option,  (ii) repair or replace any Financed Equipment subject to the Event of Loss provided (x) the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss, (y) Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment, and (z) the Borrowers shall be subject to any limit on the use of insurance proceeds contained in this Agreement. Principal prepayments pursuant to this subsection shall be applied to the principal payments due on the Equipment Advances in the inverse order of maturity.

2.1.6                     Overall Ancillary Sublimit. Anything herein to the contrary notwithstanding, the sum of the aggregate amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus any Letter of Credit Reserve, plus the FX Reserve, plus the aggregate amount used for Cash Management Services, shall not at any time exceed $7,000,000 (the “Overall Ancillary Sublimit”).

2.1.7                     Voluntary Prepayment; Reduction of the Revolving Line; Termination of the Credit Facility by the Borrowers. Borrowers may prepay the Equipment Advances (in addition to any payments made in accordance with Section 2.1.5(c)) in whole or part at any time by written notice to Bank without premium, penalty or charge whatsoever. Any principal prepayment of Equipment Advances shall be applied to the principal payments due on the Equipment Advances in the inverse order of maturity. Borrowers may terminate the Revolving Line at any time effective three Business Days after written notice to Bank without premium, penalty or charge whatsoever, except as set forth in Section 2.4(e). Upon any such termination of the Revolving Line, Borrowers shall pay and perform the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line (including, without limitation, any prepayment fee that may be due pursuant to Section 2.4(e)).

2.1.8                     [Omitted.]

2.2                               Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the greater of (i) $12,000,000 or (ii) the Borrowing Base less applicable reserves, Borrowers shall immediately pay to Bank in cash such excess.

2.3                               Payment of Interest on the Credit Extensions.

(a)                                  Interest Rate.

(i)                                     Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)                                  Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding for each Equipment Advance shall accrue interest at a floating per annum rate equal to one (1.0) percentage point above the Prime Rate, which interest shall be payable monthly.

(b)                                 Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)                                  Debit of Accounts. Bank may debit any deposit account of any Borrower, including the Designated Deposit Account, for principal and interest payments or any other amounts that any Borrower owes Bank when due. These debits shall not constitute a set-off.

(f)                                    Payments. Unless otherwise provided, interest is payable monthly on the last calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.4                               Fees. Borrowers shall pay to Bank:

(a)                                  Equipment Line Facility Fee. On July 10, 2006, a fully earned, non-refundable facility fee of $18,750 with respect to the Equipment Advance facility, provided that the Bank shall waive the $18,750 fee with respect to the Equipment Advance facility if Borrowers take the Qualifying Initial Equipment Advance by July 7, 2006 in the full amount of $7,500,000;

(b)                                 Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one percent (1.00%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit;

(c)                                  Unused Revolving Line Fee. A fee (the “Unused Revolving Line Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line, as determined by Bank. For purposes of computing the Unused Revolving Line Fee, the following shall not be considered as uses of the Revolving Line: the amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), any Letter of Credit Reserve, any amounts used for Cash Management Services, and any FX Reserve. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(d)                                 Revolving Line Facility Fee. A fee, payable quarterly, in arrears, on a calendar year basis, in an amount equal to $46,875 per quarter less one-half of one percent (0.5%) per annum of the average used portion of the Revolving Line, as determined by Bank;

(e)                                  Prepayment Fee. If the Revolving Line is terminated by Borrowers, or by Bank during the existence of an Event of Default, prior to June 26, 2007, then Borrowers shall pay Bank a prepayment fee equal to $150,000 less the amount paid pursuant to Section 2.4(d) during the period from the Effective Date through the effective date of such termination, but in no event shall said fee be less than zero. If the Revolving Line is terminated by Borrowers, or by Bank during the existence of an Event of Default, on or after June 26, 2007 but prior to the Revolving Line Maturity Date, then Borrowers shall pay Bank a prepayment fee equal to $150,000 less the amount paid pursuant to Section 2.4(d) during the period from June 26, 2007 through the effective date of such termination, but in no event shall said fee be less than zero. For purposes of computing such prepayment fee, the following shall not be considered as uses of the Revolving Line: the amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), any Letter of Credit Reserve, any amounts used for Cash Management Services, and any FX Reserve; and

(f)                                    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Advance Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                  Borrowers shall have delivered duly executed original signatures to the Loan Documents;

(b)                                 Borrowers shall have delivered the Operating Documents of each Borrower and the Operating Documents of Parent and good standing certificates of each Borrower and of Parent certified by the Secretary of States of Delaware and Minnesota as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)                                  Borrowers shall have delivered duly executed original signatures to (i) completed Borrowing Resolutions for each Borrower and (ii) completed Guaranty Resolutions for each Guarantor (other than Borrowers);

(d)                                 Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e)                                  Borrowers shall have delivered Perfection Certificates executed by each Borrower and Parent, the substance of which shall be acceptable to Bank in its discretion;

(f)                                    Borrowers shall have delivered a legal opinion of Borrower’s, Parent’s, and Guarantor’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(g)                                 Borrowers shall have delivered to Bank (i) a cross-guaranty by each Borrower of the obligations of the others and (ii) guaranties and security agreements from Parent and all of Parent’s Domestic Subsidiaries (excluding Borrowers), and Bank shall have a first-priority perfected security interest in the collateral of Parent and all such Domestic Subsidiaries, subject to permitted liens, all satisfactory to Bank;

(h)                                 Borrowers shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;

(i)                                     Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof; and

(j)                                     Bank has approved in writing, in its discretion, all schedules which Borrowers’ are permitted or required to deliver to Bank prior to the initial Credit Extension under the terms of this Agreement.

3.2                               Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;

(b)                                 the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Parent or any Borrower from the most recent business plan of Parent (or any Borrower, if applicable) presented to and accepted by Bank.

3.3                               Covenant to Deliver.

Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrowers expressly agree that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4                               Procedures for Borrowing.

(a)                                  Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer of each Borrower or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

(b)                                 Equipment Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance set forth in this Agreement, to obtain an Equipment Advance, Borrowers must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the proposed Funding Date. The notice shall be a Payment/Advance Form, must be signed by a Responsible Officer of each Borrower or designee, and (except as otherwise provided in Section 2.1.5(a)(i) with respect to the Qualifying Initial Equipment Advance) shall include a copy of the invoice for the Equipment being financed. If Borrowers satisfy the conditions of each Equipment Advance, Bank shall disburse such Equipment Advance by transfer to the Designated Deposit Account.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, Borrowers shall promptly notify Bank in a writing signed by Borrowers of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.

4.2                               Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrowers or any other Person, shall be deemed to violate the rights of Bank under the Code.

5                                         REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant as follows as of the date of the initial Credit Extension and thereafter:

5.1                               Due Organization and Authorization. Each Borrower, Parent and each of Parent’s Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on any Borrower’s or Parent’s business. Pursuant to Section 3.1(e), each Borrower shall deliver to Bank a completed “Perfection Certificate”, in the form previously provided by Bank, signed by Borrower and Parent. Each Borrower represents and warrants to Bank that (a) such Borrower’s exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (c) its Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) its Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on its Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with such Borrower’s organizational documents, nor constitute an event of default under any material agreement by which such Borrower is bound. Neither such Borrower nor Parent nor any of Parent’s Subsidiaries is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on any Borrower’s or Parent’s business.

5.2                               Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. None of the Borrowers, Parent or any of Parent’s Domestic Subsidiaries have any deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificates of Borrowers and Parent that were delivered to Bank in connection herewith, or of which Borrowers have given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein (subject to Section 6.6 hereof). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral (other than Inventory in the possession of consignees of such Inventory and Trunk Inventory) shall be maintained at locations other than as provided in the Perfection Certificate or new locations of Borrowers within the United States for which Borrowers have given Bank 30 days’ prior written notice. In the event that any Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrowers will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

All Financed Equipment is new, except for such Financed Equipment that has been disclosed in writing to Bank by Borrowers as “used”. All Inventory is in all material respects of good and marketable quality, free from material defects.

Each Borrower, Parent and each of Parent’s Subsidiaries is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable to the best of each Borrower’s knowledge, and no part of such intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of each Borrower’s knowledge, except as may be set forth in a schedule hereto, no claim has been made that any part of such intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on any Borrower’s or Parent’s business. Except as noted on the Perfection Certificate, neither any Borrower nor Parent nor any Subsidiary of Parent is a party to, nor is bound by, any material license or other agreement with respect to which such Person is the licensee, including without limitation any material license or agreement (a) for which a default under or termination could interfere with the right to sell Collateral, or (b) that prohibits or otherwise restricts such Person from granting a security interest in such Person’s interest in such license or agreement or any other property. Borrowers shall provide written notice to Bank within ten (10) days of any such Person entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Each Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Bank to have the ability in the event of a liquidation of the Collateral to dispose of the Collateral in accordance with Bank’s rights and remedies under this Agreement and the Loan Documents.

5.3                               Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Account are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has any knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor with an account that is included as an Eligible Account in any Borrowing Base Certificate. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4                               Litigation. Except as may be set forth on a schedule hereto, there is no action or proceeding (or series of related actions or proceedings) pending or, to the knowledge of the Responsible Officers of each Borrower, threatened in writing by or against any Borrower, Parent or any of Parent’s Subsidiaries involving more than $500,000.

5.5                               No Material Deviation in Financial Statements. All consolidated financial statements for Parent and its Subsidiaries delivered to Bank fairly present in all material respects Parent’s consolidated financial condition and Parent’s consolidated results of operations. There has not been any material deterioration in Parent’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency. The fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on any Borrower’s or Parent’s business. No Borrower’s, Parent’s or any of Parent’s Subsidiaries’ properties or assets has been used by such Persons or, to the best of each Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrowers, Parent and all of Parent’s Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.8                               Subsidiaries; Investments. No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contribution. Each Borrower, Parent and Subsidiary of Parent has timely filed all required material tax returns and reports, and each Borrower, Parent and Subsidiary of Parent has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Person. Any of such Persons may defer payment of any contested taxes, provided that such Person (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Borrower is unaware of any claims or adjustments proposed for any of such Person’s prior tax years which could result in additional taxes becoming due and payable by such Persons. Each Borrower, Parent and Subsidiary of Parent has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no such Person has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such any such Persons, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions solely as working capital, to purchase Eligible Equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11                        Assets of Foreign Subsidiaries. As of March 31, 2006, $746,000 of the Accounts, $595,000 of the Inventory, $625,000 of the net Equipment, and $6,050,000 of the cash and Cash Equivalents listed on Parent’s consolidated financial statements are owned by foreign Subsidiaries of Parent (as opposed to being owned by Borrowers, Parent or Domestic Subsidiaries of Parent).

5.12                        Full Disclosure. No written representation, warranty or other statement of any Borrower, Parent or any Subsidiary of Parent in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6                                         AFFIRMATIVE COVENANTS

Borrowers shall do all of the following:

6.1                               Government Compliance. Each Borrower shall, and shall cause Parent and each of Parent’s Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on such Borrower’s or Parent’s business or operations; provided, that (a) the legal existence of any Subsidiary that is not a Guarantor may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrowers, such termination or lapse is in the best interests of Borrowers, and (b) no

Borrower or Parent may permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.1 shall not be construed to prohibit any other transaction that is otherwise expressly permitted in Section 7 of this Agreement.

Each Borrower shall comply, and shall have Parent and each Subsidiary of Parent comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on any Borrower’s or Parent’s business.

6.2                               Financial Statements, Reports, Certificates.

(a)                                  Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Parent’s consolidated operations for such month certified by a Responsible Officer of Parent and in a form acceptable to Bank (ii) Parent’s 10K, 10Q, and 8K reports as soon as available, but no later than the earlier of (x) five (5) days after filing with the Securities Exchange Commission or (y) in the case of 10Ks with respect to a fiscal year, 120 days after the last day of such fiscal year or (z) in the case of 10Qs with respect to a Fiscal Quarter, forty-five (45) days after the last day of such Fiscal Quarter; (iii) a duly completed Compliance Certificate signed by a Responsible Officer of Parent and each Borrower (which, among other things, shall set forth (y) calculations showing compliance with the financial covenants set forth in this Agreement and (z) the amount and locations of Parent’s, Borrower’s and each Guarantor’s cash and Cash Equivalents) together with delivery of Parent’s 10K and 10Q reports and the monthly financial statements; (iv) prior to the end of each fiscal year, annual financial projections (including profit and loss, balance sheet and cash flow) for the following fiscal year (on a Fiscal Quarter basis) as approved by Parent’s board of directors; (v) a prompt report of any legal action (or series of related legal actions) pending or threatened against Parent or any Subsidiary of Parent that could result in damages or costs to Parent or any Subsidiary of Parent of $500,000 or more; (vi) a copy of the monthly financial information that is provided to Parent’s Board of Directors by Parent, Borrowers and Parent’s Subsidiaries, within five (5) days of providing the same to Parent’s Board of Directors; and (vii) as the Bank shall from time to time reasonably request, budgets, sales projections, and operating plans used in the preparation of the annual financial projections required by clause “iv” above, and other financial information normally prepared by Parent including, without limitation, consolidating financial statements.

(b)                                 Within thirty (30) days after the last day of each Fiscal Quarter, deliver to Bank (i) aged listings of accounts receivable and accounts payable (by invoice date), (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP), or such other inventory reports as are requested by Bank in its good faith business judgment and are reasonably available to Borrowers, (iii) a cash balance report, including account statements detailing cash management types of investments held and maturity dates, and (iv) if at any time during such Fiscal Quarter the sum of the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceeds $12,000,0000, a duly completed Borrowing Base Certificate signed by a Responsible Officer of each Borrower and Parent.

(c)                                  Allow Bank to audit each Borrower’s Collateral at Borrowers’ expense. (Without limitation on the foregoing, Borrowers shall cooperate with Bank completing, within 90 days after the Effective Date, an audit of each Borrower’s Collateral and books and records.)

(d)                                 If during a Fiscal Quarter Borrowers desire to obtain Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 that aggregate in excess of $12,000,000, and previously during such Fiscal Quarter Borrowers have not provided Bank with a duly completed Borrowing Base Certificate signed by a Responsible Officer of each Borrower and Parent, then Borrowers’ shall first provide Bank with such a Borrowing Base Certificate.

6.3                               Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between any Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date. Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000) and (i) relate to a single customer or (ii) relate to returns of a single product within a Fiscal Quarter.

6.4                               Taxes; Pensions. Make, and cause Parent and each of Parent’s Subsidiaries to make, timely payment of all material foreign, federal, state, and local taxes or assessments (other than taxes and assessments which such Person is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance (in all material respects) with their terms.

6.5          Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form and with companies that are satisfactory to Bank. On and after the date of the initial Credit Extension, all property policies shall have a lender’s loss payable endorsement showing Bank as the lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. On and after the date of the initial Credit Extension, all policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, decreasing the policy limits under, or declining to renew its policy. Borrowers shall provide Bank with written notice of any material amendment to any insurance policy (including, without limitation, any material decrease in policy limits, exclusion or increase in deductible) at the later of twenty (20) days before such amendment is to take effect or when any Borrower first learns of such amendment. At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Except as otherwise provided in Section 2.1.5(c), proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a)(x) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to $3,000,000 with respect to any loss, but not exceeding an aggregate of $3,000,000 for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b)(y) after the occurrence and during the continuance of an Event of Default, all proceeds payable under all casualty policies shall, at the option of Bank, be payable to Bank on account of the Obligations. If any Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6          Operating Accounts.

(a)           Commencing on the date of the initial Credit Extension and continuing thereafter (i) Maintain an operating account with Bank and (ii) cause to be maintained in accounts of Parent, Borrower or Secured Guarantors held with Bank and Bank’s affiliates the lesser of $15,000,000 or an amount equal to 50% of the aggregate cash and Cash Equivalents of Borrowers, Parent and Subsidiaries of Parent.

(b)           Provide Bank five (5) days prior written notice before Parent, any Borrower or any Domestic Subsidiary of Parent establishes any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Parent, any Borrower or any Domestic Subsidiary of Parent at any time maintains, Borrowers shall cause the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of Parent, Borrowers or such Subsidiary and identified to Bank by Borrowers as such. Notwithstanding the foregoing, Borrowers shall have until the expiration of sixty (60) days following the Effective Date to provide such Control Agreements with respect to Collateral Accounts in existence on the Effective Date.

6.7          Financial Covenants.

Parent shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Parent and its Subsidiaries:

(a)           Quick Ratio. A ratio of Quick Assets to Current Liabilities of at least 1.3 to 1.0.

(b)           Tangible Net Worth. A Tangible Net Worth of at least (i) $90,000,000 during the period beginning with the Effective Date through November 30, 2006, (ii) $95,000,000 during the period beginning with December 1, 2006 through May 31, 2007, (iii) $105,000,000 during the period beginning with June 1, 2007 through

August 31, 2007, (iv) $108,000,000 during the period beginning with September 1, 2007 through November 30, 2007 and (v) $115,000,000 beginning with December 1, 2007 and continuing thereafter; in each of the foregoing cases (y) the minimum Tangible Net Worth requirements will be increased by 50% of Net Income and 50% of issuances of equity (except that, for such purpose, increases in equity due to equity issued upon exercise of options granted under a stock option plan of Parent, a Borrower or any predecessor thereof shall not be included for purposes of computing such increase unless the amount of such increase in equity in a Fiscal Quarter exceeds $500,000, in which case the entire amount of such increase (i.e., not just the excess over $500,000) in the Fiscal Quarter shall be included) after the Effective Date, in accordance with this Section 6.7(b), and (z) if after the Effective Date Parent or a Subsidiary of Parent makes a payment for a purchase or other acquisition of an asset or company (provided that such purchase or acquisition occurred prior to the Effective Date or is allowed under the terms of this Agreement) and because of goodwill, intangibles or in-process research and development that were acquired in such purchase or acquisition the Tangible Net Worth decreases, the minimum Tangible Net Worth requirements will be decreased by the same amount. Increases in the minimum Tangible Net Worth requirements based on consideration received for equity securities shall be effective as of the end of the month in which such consideration is received, and shall continue in effect thereafter; provided that (aa) increases due to equity issued upon the exercise of options granted under a stock option plan as described above, shall be effective as of the end of the month during which the aggregate amount of such increases for the Fiscal Quarter containing such month first exceeds $500,000, and (bb) all such increases which occur in any subsequent month during such Fiscal Quarter shall be effective as of the end of such month. Increases in the minimum Tangible Net Worth requirements based on Net Income shall be effective on the last day of the month in which said Net Income is realized, and shall continue in effect thereafter. Decreases in the minimum Tangible Net Worth requirements based on goodwill, etc. associated with payments for purchases or acquisitions shall be effective on the last day of the month in which such payments are accrued in accordance with GAAP, and shall continue in effect thereafter. Except as described in this subsection with respect to purchases and acquisitions, in no event shall the minimum Tangible Net Worth requirements be decreased.

6.8          Protection of Intellectual Property Rights. Borrowers shall and shall cause Parent and the Subsidiaries of Parent to:  (a) protect, defend and maintain the validity and enforceability of the intellectual property that is material to Borrower’s and/or Parent’s business; (b) promptly advise Bank in writing of material infringements of the intellectual property that is material to Borrower’s and/or Parent’s business; and (c) not allow any intellectual property that, to any Borrower’s knowledge, is material to any Borrower’s and/or Parent’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9          Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrowers and their officers, employees and agents and each Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Borrower.

6.10        Landlord Consents. At Bank’s request Borrowers shall obtain for Bank landlord consents with respect to locations at which Collateral is located in form acceptable to Bank in its good faith discretion.

6.11        Further Assurances. Borrowers shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7              NEGATIVE COVENANTS

No Borrower shall do any of the following without Bank’s prior written consent:

7.1          Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit Parent or any of the Subsidiaries of Parent to Transfer, all or any part of such Person’s business or property, except for:

(a)           Transfers in the ordinary course of business (excluding Transfers of Accounts, but including Transfers of used Financed Equipment subject to the limit set forth below in this Section 7.1) for reasonably equivalent consideration;

(b)           Transfers (i) from any Borrower to Parent or to any other Borrower, (ii) from any Subsidiary of Parent (other than a Borrower) to Parent, any Borrower or any Secured Guarantor, or (iii) from any foreign Subsidiary of Parent to Parent, any Borrower or any other Subsidiary of Parent;

(c)           Transfers of property (excluding Transfers of Inventory outside the ordinary course of business and Transfers of Accounts, but including Transfers of used Financed Equipment subject to the limit set forth below in this Section 7.1 and including licenses of intellectual property) for fair market value;

(d)           Transfers of property (other than Accounts, Inventory outside the ordinary course of business, Financed Equipment, or intellectual property) in connection with sale-leaseback transactions;

(e)           Transfers of property (other than Accounts, Inventory outside the ordinary course of business, Financed Equipment, or intellectual property) to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of a Borrower or the transferor;

(f)            Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of the transferor in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of transferor’s title in the licensed property;

(g)           Transfers otherwise expressly permitted by the Loan Documents;

(h)           sales or discounting of delinquent accounts in the ordinary course of business;

(i)            Transfers associated with the making or disposition of a Permitted Investment; and

(j)            Provided no Event of Default exists or will occur as a result thereof, any exclusive or non-exclusive license (other than to Accounts, Inventory or Financed Equipment) granted in consideration of or to settle any claim or dispute.

Notwithstanding the foregoing, Transfers of used Financed Equipment shall not be permitted under “a” or “c” of this Section 7.1 in a Fiscal Quarter of Borrower to the extent that the aggregate fair market value of all used Financed Equipment transferred in such Fiscal Quarter for all Borrowers exceeds $150,000.

7.2          Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrowers and their Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. No Borrower will, without prior written notice, change its jurisdiction of formation.

7.3          Mergers or Acquisitions. Merge or consolidate, or permit Parent or any Subsidiary of Parent to merge or consolidate, with any Person other than a merger of (a) any Subsidiary into any Borrower with such Borrower being the surviving Person, (b) any Subsidiary of Parent (other than a Borrower) into a Secured Guarantor, with such Secured Guarantor being the surviving Person, (c) any foreign Subsidiary of Parent into another foreign Subsidiary of Parent, (d) ev3 Santa Rosa, Inc. into ev3 International, Inc., with ev3 International, Inc. being the surviving Person, and (e) any of EndiCOR Medical, Incorporated, ev3 Sunnyvale, Inc. or ev3 Technologies, Inc into ev3 Peripherals, Inc., with ev3 Peripherals being the survivor; provided in each case that no Event of Default then exists or shall result therefrom.

7.4          Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit Parent or any Subsidiary of Parent to do so, other than Permitted Indebtedness.

7.5          Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit Parent or any of its Subsidiaries to do so, except for Permitted Liens; permit any Collateral not to be subject to the first priority security interest granted herein, permit any collateral provided by any Guarantor not to be subject to the first priority security interest granted in the Loan Documents by such Guarantor; or enter or allow Parent or any Subsidiary of Parent to enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower, Parent or any Subsidiary of Parent from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s, Parent’s or any of such Subsidiarys’ intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6          Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.

7.7          Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit Parent or any of Parent’s Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions, or permit Parent or any of Parent’s Subsidiaries to do so.

7.8          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for (a) transactions that are in the ordinary course of business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions with Parent or any of Parent’s Subsidiaries so long as no Event of Default exists or could result therefrom.

7.9          Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on any Borrower’s or Parent’s business, or permit Parent or any of Parent’s Subsidiaries to do so; withdraw or permit Parent or any Subsidiary of Parent to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of such Person, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default. Any Borrower fails within three (3) Business Days of when due to make any payment of principal or interest on any Credit Extension or other Obligation. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2          Covenant Default.

(a)           Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, or 6.7 or violates any covenant in Section 7; or

(b)           Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3          Material Adverse Change. A Material Adverse Change occurs;

8.4          Attachment. (a) Any material portion of the assets of any Borrower, Parent or any Subsidiary of Parent is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank seeking to attach, by trustee or similar process, any funds of any Borrower, Parent or any Subsidiary of Parent on deposit with Bank; (c) any Borrower, Parent or any Subsidiary of Parent is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $100,000 becomes a Lien on any of the assets of any Borrower, Parent or any Subsidiary of Parent; or (e) a notice of lien, levy, or assessment is filed against any of the assets of any Borrower, Parent or any Subsidiary of Parent by any government agency and not paid within ten (10) days after any Borrower, Parent or any Subsidiary of Parent receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by such Borrower, Parent or such Subsidiary of Parent (as applicable). No Credit Extensions shall be made during any cure period, notwithstanding any stay or bond;

8.5          Insolvency. (a) Any Borrower, Parent or any Subsidiary of Parent is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower, Parent or any Subsidiary of Parent begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower, Parent or any Subsidiary of Parent and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6          Other Agreements. If any Borrower, Parent or any Subsidiary of Parent fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7          Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against any Borrower, Parent or any Subsidiary of Parent and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8          Misrepresentations. Any Borrower, Parent or any Subsidiary of Parent or any Person acting therefor makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9          Subordinated Debt. A default or breach occurs under any agreement between any Borrower, Parent or any Subsidiary of Parent and any creditor of Borrower, Parent or any Subsidiary of Parent that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10        Cross-Default. A default or breach occurs under any agreement between or by a Guarantor, with or in favor of Bank, which default or breach shall not have been cured or waived within any applicable grace period.

9              BANK’S RIGHTS AND REMEDIES

9.1          Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and Bank, including, without limitation, by terminating the Revolving Line effective immediately;

(c)           demand that Borrowers (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           terminate any FX Forward Contracts;

(e)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)           apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of any Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)            place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)            demand and receive possession of each Borrower’s Books; and

(k)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3          Accounts Verification; Collection. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Person owing any Borrower money of Bank’s security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by any Borrower shall be held in trust by such Borrower for Bank, and, if requested by Bank, such Borrower shall immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.

9.4          Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5          Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.6          Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.7          No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8          Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which any Borrower is liable.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business

Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrowers may change their address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10. A single Communication made by Bank pursuant to one of the foregoing methods to the address for Borrowers below shall be deemed a Communication to any and all Borrowers.

If to any Borrower or all Borrowers:

c/o ev3 Inc.
9600 54th Avenue North
Plymouth, MN 55442
Attn: Chief Financial Officer
Fax: 763.398.7647
Email: pspangler@ev3.net

If to Bank:	Silicon Valley Bank
301 Carlson Parkway, Suite 255
Minnetonka, MN 55305
Attn: Mr. Jay McNeil
Fax: 952.475.8471
Email: jmcneil@svbank.com

11           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service on Borrower of such summons, complaints, and other process may be made by registered or certified mail addressed as set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12           GENERAL PROVISIONS

12.1        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to any Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2        Indemnification. Borrowers agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and any Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.3        Limitation of Actions. Any claim or cause of action by any Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by such Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of such Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Each Borrower agrees that such one-year period is a reasonable and sufficient time for such Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

12.4        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and the Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of each Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9        Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10      Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11      Joint and Several Liability. Borrowers’ liability for the Obligations shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

13           DEFINITIONS

13.1        Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the greater of $12,000,000 or the Borrowing Base; minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the amounts used for Cash Management Services, minus (d) the FX Reserve, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.

“Borrowers” is defined in the preamble hereof.

“Borrower’s Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) 80% of Eligible Accounts plus (b) the lesser of (i) 30% of the value of Borrowers Eligible Inventory (valued at the lower of cost or wholesale fair market value), (ii) 33% of an amount equal to 80% of Eligible Accounts, or (iii) $7,500,000, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, effective upon written notice to Borrowers, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means marketable securities as defined by GAAP.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Parent, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Parent, representing fifty-one percent (51%) or more of the combined voting power of Parent’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) any Borrower is no longer a wholly-owned subsidiary of Parent, or a wholly-owned subsidiary of a wholly-owned subsidiary of Parent, or a wholly-owned subsidiary of a wholly-owned subsidiary of a wholly-owned subsidiary of Parent.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Person maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Person maintains a Securities Account or a Commodity Account, such Person, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Equipment Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for any Borrower’s benefit.

“Current Liabilities” are (a) all obligations and liabilities of Parent and its Subsidiaries, on a consolidated basis, to Bank that mature within one (1) year, plus, (b) without duplication, all uses of the Revolving Line (including, without limitation, (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, (ii) the amounts used for Cash Management Services, (iii) the FX Reserve, and (iv) the outstanding principal balance of any Advances under the Revolving Line (including any amounts used for Cash Management Services)), plus, (c) without duplication, the aggregate amount of Parent’s and its Subsidiaries’ Total Liabilities, on a consolidated basis, that mature within one (1) year and the current portion of any Subordinated Debt permitted by Bank to be paid by any Borrower.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                          , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) June 26, 2007, (b) any Event of Default, or (c) any Default.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” are, collectively, Eligible Domestic Accounts and Eligible Foreign Accounts.

“Eligible Domestic Accounts” are Accounts which arise in the ordinary course of the applicable Borrower’s business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date upon written notice to Borrowers, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Domestic Accounts shall not include:

(a)           Accounts for which the Account Debtor has not been invoiced;

(b)           Accounts that the Account Debtor has not paid within 120 days of invoice date;

(c)           Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within 120 days of invoice date;

(d)           Credit balances over 120 days from invoice date;

(e)           Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrowers exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(f)            Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(g)           Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof, that Bank determines in its good faith business judgment are ineligible for loan purposes hereunder (without limiting the generality of the foregoing, Bank may in its good faith business judgment require that Borrowers assign to Bank their right to payment of Accounts owing from an Account Debtor which is a federal entity, pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.));

(h)           Accounts owing from an Account Debtor to the extent that any Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by such Borrower in the ordinary course of its business;

(i)            Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(j)            Accounts for which the Account Debtor is any Borrower’s Affiliate, officer, employee, or agent;

(k)           Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)            Accounts owing from an Account Debtor with respect to which any Borrower has received deferred revenue (but only to the extent of such deferred revenue);

(m)          Accounts for which Bank in its good faith business judgment determines collection to be doubtful;

(n)           Accounts which arise from the licensing or sale of registered copyrights or are otherwise proceeds of registered copyrights; and

(o)           other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Eligible Equipment” is the following to the extent that it complies with all of Borrowers’ representations and warranties to Bank, is acceptable to Bank in all respects and is subject to a first priority Lien in favor of Bank: (a) all of Borrowers’ general purpose new or used equipment used in the manufacture, storage and distribution, of the products of Parent, Borrowers or Subsidiaries of Parent, including lasers, computer equipment, office equipment, test and laboratory equipment and furnishings, subject to the limitations set forth herein, and (b) Other Equipment.

“Eligible Equipment Purchase Period” is defined in Section 2.1.5(a).

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that Bank has not disapproved in its good faith business judgment.

“Eligible Inventory” means, at any time, the aggregate of Borrowers’ Inventory that (a) consists of raw materials or finished goods, in good, new, and salable condition, which is not perishable, returned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is Trunk Inventory or is located at (i) the locations of Borrowers designated in Borrowers’ Perfection Certificates, (ii) new locations of Borrowers within the United States for which Borrowers have given Bank 30 days’ prior written notice, or (ii) the premises of consignees of such Inventory; and (f) is otherwise acceptable to Bank in its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Advance” is defined in Section 2.1.5.

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to $7,500,000.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Event of Loss” is defined in Section 2.1.5(c).

“Excess Initial Equipment Advance” is defined in Section 2.1.5(a)(i).

“Financed Equipment” is all present and future Eligible Equipment in which any Borrower has any interest, the purchase of which is financed by an Equipment Advance.

“Fiscal Quarter” means one of the four 13-week periods during each fiscal year of Parent, each consisting of one five-week and two four-week periods.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of any Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by any Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrowers’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, any note, or notes, or guaranties, or security agreements, or pledge agreements executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, financial or other conditions of any Borrower, Parent or any Subsidiary of Parent that could reasonably be expected to impact the ability of the Borrowers to repay the Obligations or otherwise perform any of their Obligations under the Loan Documents.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $1,000,000.

“Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and their Subsidiaries for such period taken as a single accounting period.

“Non-cash Stock Compensation Expense” shall mean what is reported therefor by Parent in its financial statements.

“Obligations” are the aggregate of each Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers and each of them owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Borrower assigned to Bank, and the performance of each Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment” is leasehold improvements, intangible property such as transferable computer software and transferable software licenses, equipment specifically designed or manufactured for any Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Overall Ancillary Sublimit” is defined in Section 2.1.6.

“Parent” shall mean ev3 Inc., a Delaware corporation.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)           purchases of Parent’s capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $500,000 for all such purchases by Parent and Parent’s Subsidiaries in any fiscal year, provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)           distributions or dividends consisting solely of Parent’s capital stock;

(c)           purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)           purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)           purchases of capital stock pledged as collateral for loans to employees;

(f)            purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)           purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h)           the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)           Borrowers’ Indebtedness to Bank under this Agreement or any other Loan Document;

(b)           any Indebtedness set forth in Parents last 10Q report;

(c)           unsecured Indebtedness of a Person to that Person’s trade creditors incurred in the ordinary course of business;

(d)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e)           Indebtedness of a Person consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect such Person or any Borrower against fluctuations in interest rates, currency exchange rates, or commodity prices;

(f)            capitalized leases and purchase money Indebtedness not creating any Lien on Accounts, Inventory or Financed Equipment;

(g)           Indebtedness of entities acquired in any permitted merger or acquisition transaction; and

(h)           refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(a)           Investments existing on the Effective Date;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having a rating of “A-2” or higher from Standard & Poor’s Rating Group or a rating of “Prime-2” or higher from Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;

(c)           Investments of a Person approved by such Person’s Board of Directors or the Board of Directors of Parent, or otherwise pursuant to an investment policy approved by such Person’s Board of Directors or the Board of Directors of Parent;

(d)           (i) Investments by a Borrower or Parent consisting of Collateral Accounts in the name of such Borrower or Parent (as applicable) so long as Bank has a first priority, perfected security interest in such Collateral Accounts, and (ii) Investments by any Subsidiary of Parent consisting of Collateral Accounts in the name of such Subsidiary so long as (y) if it is a Domestic Subsidiary, Bank has a first priority, perfected security interest in such

Collateral Accounts or (z) if it is a foreign Subsidiary, the aggregate value of all Collateral Accounts of all foreign Subsidiaries of Parent shall not at any time exceed a value of $12,000,000;

(e)           Investments by a Person consisting of extensions of credit to such Person’s customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of such Person;

(f)            Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(g)           Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(h)           Investments acquired as a result of a foreclosure with respect to any secured Investment;

(i)            Investments by a Person consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect such Person or a Borrower against fluctuations in interest rates, currency exchange rates, or commodity prices; Investments acquired as a result of a foreclosure with respect to any secured Investment;

(j)            Investments by a Person consisting of loans and advances to such Person’s employees, provided that the aggregate amount of all such loans and advances of each Borrower, Parent, and Parent’s Subsidiaries, does not at any time exceed $500,000; and

(k)           Investments consisting of intercompany loans and advances made in the ordinary course of business between or among Parent and its Subsidiaries.

“Permitted Liens” are:

(a)           Liens in favor of Bank arising under this Agreement or other Loan Documents;

(b)           Liens with respect to the assets of a Person for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which such Person maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;

(c)           Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by a Person incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)           leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f)            non-exclusive license of a Person’s intellectual property granted to third parties in such Person’s ordinary course of business;

(g)           leases or subleases with respect to assets of a Person granted in such Person’s ordinary course of business, including in connection with leased premises or leased property;

(h)           Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(i)            Liens on insurance proceeds securing the payment of financed insurance premiums;

(j)            Liens on assets acquired in mergers and acquisitions not prohibited by Section 7 of this Agreement;

(k)           Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;

(l)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(m)          Liens with respect to the assets of a Person in favor of other financial institutions arising in connection with such Person’s deposit or securities accounts held at such institutions;

(n)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(o)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and compliance with other social security requirements applicable to the applicable Person; and

(p)           Liens listed on any schedule approved in writing by Bank in its discretion prior to the initial Credit Extension.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Qualifying Initial Equipment Advance” is defined in Section 2.1.5(a).

“Quick Assets” is, on any date, Parent’s and its Subsidiaries’ consolidated, unrestricted cash, unrestricted Cash Equivalents, and net billed trade accounts receivable determined according to GAAP.

“Responsible Officer” with respect to a Person is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of such Person.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to $30,000,000 outstanding at any time.

“Revolving Line Maturity Date” is June 26, 2008.

“Secured Guarantor” shall mean a Guarantor who has provided a first-priority perfected security interest in all of its assets to secure its guaranty, satisfactory to Bank.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is (a) Indebtedness incurred by any Borrower subordinated to Borrowers’ Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsequent Equipment Advance” is defined in Section 2.1.5(a).

 “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person. By way of example and not limitation, each Borrower shall be considered a Subsidiary of Parent.

“Tangible Net Worth” is, on any date, the consolidated total assets of Parent and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to a Person from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities of Parent and its Subsidiaries, plus (c) the aggregate amount of Non-cash Stock Compensation Expense for non-cash stock compensation provided by Parent and its Subsidiaries to their employees during the period from June 30, 2006 to December 31, 2007.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on the consolidated balance sheet of Parent and its Subsidiaries, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrowers, but excluding all other Subordinated Debt.

“Transfer” is defined in Section 7.1.

“Trunk Inventory” shall mean Inventory in the possession of salesmen of Borrowers for purposes of marketing or supplying products to Borrowers’ customers.

“Unused Revolving Line Fee” is defined in Section 2.4(c).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

EV3 ENDOVASCULAR, INC.		EV3 INTERNATIONAL, INC.

By:	/s/ Patrick D. Spangler	By:	/s/ Patrick D. Spangler
Name: Patrick D. Spangler		Name: Patrick D. Spangler
Title: Chief Financial Officer		Title: Chief Financial Officer

MICRO THERAPEUTICS, INC.

By:	/s/ Patrick D. Spangler
Name: Patrick D. Spangler
Title: Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/
Name:
Title:
Effective Date: June 28, 2006

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all of each Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned, licensed from others, or otherwise held or hereafter acquired, licensed from others, or otherwise held:  any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Borrower connected with and symbolized thereby, know-how, operating manuals, prototypes, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Pursuant to the terms hereof, each Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Borrower connected with and symbolized thereby, know-how, operating manuals, prototypes, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, whether any of the foregoing is now owned, licensed from others, or otherwise held or hereafter acquired, licensed from others, or otherwise held, without Bank’s prior written consent.

1

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.*

Fax To: 952-475-8471	Date:

LOAN PAYMENT:
[Insert Borrower name]

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

* Unless otherwise provided for an Advance bearing interest at LIBOR, if applicable.

1

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower:
Lender:     Silicon Valley Bank
Commitment Amount:  $

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of	$
2.	Additions (please explain on reverse)	$
3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Un-invoiced Accounts	$
5.	Amounts over 120 days due	$
6.	Balance of 50% over 120 day accounts	$
7.	Credit balances over 120 days	$
8.	Concentration Limits	$
9.	Foreign Accounts determined ineligible by SVB	$
10.	Governmental Accounts determined ineligible by SVB	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee Accounts	$
14.	Disputed Accounts	$
15.	Deferred Revenue	$
16.	Other (please explain on reverse)	$
17.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
18.	Eligible Accounts (#3 minus #17)	$
19.	ELIGIBLE AMOUNT OF ACCOUNTS ( % of #18)	$

INVENTORY
20.	Eligible Inventory Value as of	$
21.	ELIGIBLE AMOUNT OF INVENTORY ( % of #20 but not more than the lesser of (i) $7,500,000 or (ii) 33% of 80% of Eligible Accounts)	$

BALANCES
22.	Maximum Loan Amount	$
23.	Total Funds Available [Lesser of #22 or (#19 plus #21)]	$
24.	Present balance owing on Line of Credit	$
25.	Outstanding under Sublimits	$
26.	RESERVE POSITION (#23 minus #24 and #25)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER
Date:	Date:
Compliance Status: Yes No

1

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ev3 Endovascular, Inc.; ev3 International, Inc.; Micro Therapeutics, Inc. (the foregoing are referred to as “Borrowers”); and ev3 Inc. (“Parent”)

The undersigned authorized officers of Borrowers and Parent certify that under the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (1) Borrowers are in complete compliance for the period ending                            with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrowers, Parent, and each of its Subsidiaries have timely filed all required tax returns and reports, and Borrowers, Parent, and each of its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by them except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrowers, Parent, or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrowers have not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certify that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledge that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
10-K with Compliance Certificate	Within 5 days of filing with SEC but within 120 days FYE	Yes No
10-Q with Compliance Certificate	Within 5 days of filing with SEC but within 45 days FQE	Yes No
8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate (if applicable), A/R & A/P Agings, cash balance reports, inventory reports	Quarterly within 30 days	Yes No
Annual financial projections	Prior to FYE for following year	Yes No

r

Financial Covenant	Required	Actual	Complies
Maintain at all times, tested monthly:
Minimum Quick Ratio	1.3:1.0	:1.0	Yes No
Minimum Tangible Net Worth	$*	$	Yes No

*         $90,000,000 from Effective Date through 11/30/06; $95,000,000 from 12/1/06 through 5/31/07; $105,000,000 from 6/1/07 through 8/31/07; $108,000,000 from 9/1/07 through 11/30/07; $115,000,000 from 12/1/07 and thereafter.

1

Amount and locations of cash and Cash Equivalents:                                                                                .

Other (e.g., legal actions):                                                                                .

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

EV3 ENDOVASCULAR, INC.	BANK USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

Verified:
EV3 INTERNATIONAL, INC.	AUTHORIZED SIGNER

Date:
By:
Name:
Title:	Compliance Status: Yes No

MICRO THERAPEUTICS, INC.

By:
Name:
Title:

EV3 INC.

By:
Name:
Title:

2

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

I.                                         Quick Ratio (Section 6.7(a))

Required:                                             1.3:1.00

Actual:

A.	Aggregate value of the unrestricted cash and unrestricted Cash Equivalents of Parent and its Subsidiaries on a consolidated basis	$

B.	Aggregate value of the net billed trade accounts receivable of Parent and its Subsidiaries on a	$
consolidated basis

C.	Quick Assets: the sum of lines A through B	$

D.

Current Liabilities: (a) all obligations and liabilities of Parent and its Subsidiaries, on a consolidated basis, to Bank that mature within one (1) year, plus, (b) without duplication, all uses of the Revolving Line (including, without limitation, (i) the amount of all outstanding Lettersof Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, (ii) the amounts used for Cash Management Services, (iii) the FX Reserve, and (iv) the outstanding principal balance of any Advances under the Revolving Line (including any amounts used for Cash Management Services)), plus, (c) without duplication, the aggregate amount of Parent’s and its Subsidiaries’ Total Liabilities, on a consolidated basis, that mature within one (1) year and the current portion of any Subordinated Debt permitted by Bank to be paid by any Borrower

$

E.	Quick Ratio (line C divided by line D)

Is line E equal to or greater than 1.3:1:00?

No, not in compliance	Yes, in compliance

II.                                     Tangible Net Worth (Section 6.7(b))

Required:                                             $

Actual:

A.	Consolidated value of total assets of Parent and its Subsidiaries	$

B.	Consolidated value of goodwill of Parent and its Subsidiaries	$

C.	Consolidated value of intangible assets of Parent and its Subsidiaries and obligations owed to Parent and its Subsidiaries from officers and Affiliates	$

3

D.	Consolidated value of any reserves not already deducted from assets	$

E.

Consolidated value of liabilities of Parent and its Subsidiaries (including all Indebtedness) and current portion of any Subordinated Debt permitted by Bank to be paid by Borrower (but no other Subordinated Debt)

$

F.	Aggregate non-cash stock compensation from Parent and its Subsidiaries to their employees from 6/30/06 to 12/31/07	$

G.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E plus line F)	$

Is line G equal to or greater than the Required amount?

No, not in compliance	Yes, in compliance

4